As filed with the Securities and Exchange Commission on August 21, 2003

                                    Registration No. 333-_____

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                      ____________________

                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                      ____________________

                    LEESPORT FINANCIAL CORP.
      (Exact name of Registrant as specified in its charter)

        Pennsylvania                          23-2354007
  (State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)         Identification Number)


                     LEESPORT FINANCIAL CORP.
          1998 INDEPENDENT DIRECTORS STOCK OPTION PLAN
                      (Full title of Plan)

                    Leesport Financial Corp.
                     1240 Broadcasting Road
                Wyomissing, Pennsylvania  19610
                         (610) 208-0966
       (Address, including zip code, and telephone number,
          including area code, of Registrant's principal
                       executive offices)

Raymond H. Melcher, Jr.            Copies to:
Chairman, President and Chief      David W. Swartz, Esquire
    Executive Officer              Stevens & Lee, P.C.
Leesport Financial Corp.           111 North Sixth Street
1240 Broadcasting Road             P.O. Box 679
Wyomissing, Pennsylvania 19610     Reading, Pennsylvania 19603
(610) 208-0966                     (610) 478-2184
            ________________________________________
        (Name, address, including zip code, and telephone
       number, including area code, of agent for service)

                      ____________________
                              1

                 CALCULATION OF REGISTRATION FEE

________________________________________________________________
                               Proposed   Proposed
Title of each                  Maximum    Maximum      Amount
Class of           Amount      Offering   Aggregate      of
Securities to      to be       Price per  Offering  Registration
Registered      Registered(1)   Share(2)  Price(2)       Fee(2)

Common Stock,      50,000       $20.03  $1,001,500.00    $81.02
$5.00 Par value
________________________________________________________________

(1) Based on the maximum number of shares of the Registrant's common stock, par value $5.00 per share, authorized for issuance under the Plan set forth above. Pursuant to Rule 416(a), also cover additional securities that may be offered as a result of stock dividends, stock splits or similar transactions.

(2) Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the Registrant's common stock on August 18, 2003.

                               2



                             PART II

Item 3.  Incorporation of Documents by Reference.

         In this Registration Statement, "we," "us," and "our" refer to Leesport Financial Corp.

         The following documents filed with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement and made a part hereof:

(a)  our Annual Report on Form 10-K for the fiscal year ended
     December 31, 2002;

(b)  our Quarterly Report on Form 10-Q for the quarter ended
     March 31, 2003;

(c) our Current Reports on Form 8-K filed with the SEC on January 8, 2003 and April 23, 2003; and

(d) all other documents filed by us after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

         Our authorized capital stock consists of 20,000,000 shares of common stock, $5.00 par value. As of June 30, 2003, there were 3,372,829 shares of Common Stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding. There are no options, warrants, or other rights authorized, issued or outstanding, other than options granted under our stock option and other employee benefit plans.

Common Stock

         The holders of our Common Stock share ratably in
dividends when and if declared by our board of directors from
                                3



legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by our subsidiaries, Leesport Bank, a Pennsylvania chartered commercial bank, and Essick & Barr, LLC, a Pennsylvania limited liability company, which are our primary sources of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of our subsidiaries is necessarily subject to the prior claims of creditors of our subsidiaries, except to the extent that claims in our capacity as a creditor of our subsidiaries be recognized.

         Each outstanding share of our Common Stock is entitled to one vote on all matters presented to our shareholders. Our shareholders cannot cumulate votes in the election of directors.

         Our articles of incorporation authorize our board of directors to issue authorized shares of our Common Stock without shareholder approval. Holders of our Common Stock have no preemptive rights to acquire any additional shares of our Common Stock, and our Common Stock is not subject to redemption. Our Common Stock is presently included for quotation on the Nasdaq National Market.

         In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our Common Stock share ratably in any of our assets or funds that are available for distribution to shareholders after the satisfaction of our liabilities or after adequate provision is made for the satisfaction of our liabilities.

Antitakeover Provisions

         Our articles of incorporation and bylaws contain provisions which may have the effect of deterring or discouraging an unsolicited tender offer for our stock or a proxy contest to obtain control of our board of directors.
These provisions:

          - divide our board of directors into three classes serving staggered three-year terms;

          - require that shares of our capital stock with at least 70% of total voting power approve mergers and other similar transactions in which we would not be the surviving or controlling entity;
                               4

          - require that shares of our capital stock with at least a majority, or in certain instances 70%, of total voting power approve the repeal or amendment of our articles of incorporation;

          - require any person who acquires our capital stock with voting power of 30% or more offer to purchase for cash all remaining shares of our capital stock at the highest price paid for shares of our capital stock during the preceding year, unless 80% or more of our board of directors approves our acquisition by such person;

          - eliminate cumulative voting in elections of directors;

          - allow our board of directors to consider any pertinent issues when considering whether to oppose any offer to acquire our capital stock and allow it to take any lawful action to accomplish the rejection of any such offer; and

          - require advance notice of nominations for the election of directors at meetings of our shareholders.

         The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to us that may have the effect of impeding a change in control. These provisions, among other things:

          - require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

          -     prohibit for five years, subject to certain
                exceptions, a "business combination," which
                includes a merger or consolidation of the
                corporation or a sale, lease or exchange of
                assets, with a shareholder or group of
                               5



                shareholders beneficially owning 20% or more of a public corporation's voting power.

          - our board of directors can consider the effects of a transaction on employees and the communities we serve as well as our shareholders in determining whether a certain action is in our best interests;

          - provide that our board of directors need not consider the interests of any particular group as dominant or controlling;

          - provide that our directors, in order to satisfy the presumption that they have acted in our best interests, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

          - provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

          - provide that our directors have a fiduciary duty solely to us and we may enforce such duty or one of our shareholders may enforce such duty in a derivative action.

         The Pennsylvania Business Corporation Law of 1988, as amended, explicitly provides that the fiduciary duty of directors does not require directors to:

          - redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

          - render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control
                              6



                share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

          - act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

         One effect of these provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

Item 5.  Interest of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

                                7



     Our bylaws provide for (1) indemnification of directors, officers, employees and agents and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Our directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     Exhibits:

Number     Title

 4.1 Articles of Incorporation of Leesport Financial Corp., as amended. (Incorporated by reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.)

 4.2     Amended and Restated Bylaws of Leesport Financial Corp.
         (Incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.)

 5.1     Opinion of Stevens & Lee, P.C.

23.1     Consent of Stevens & Lee, P.C. (included in
         Exhibit 5.1).

23.2     Consent of Beard Miller Company, LLP.

24.1 Powers of Attorney of Directors and Officers (included on signature page).

99.1     Leesport Financial Corp. 1998 Independent Directors
         Stock Option Plan, as amended.
                                8



Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                               9



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               10



                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has authorized this registration statement to be signed on its behalf by the undersigned in Wyomissing, Pennsylvania on July 22, 2003.

                              LEESPORT FINANCIAL CORP.

                              By:/s/ Raymond H. Melcher, Jr.
                                 ---------------------------
                                 Raymond H. Melcher, Jr.
                                 Chairman, President and Chief
                                 Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond H. Melcher, Jr., Edward C. Barrett, Stephen A. Murray, or David W. Swartz, Esquire and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and this requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                               11



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed below by the following persons and in the capacities and on the dates stated.

       Signature


/s/ Raymond H. Melcher, Jr.  Chairman, President   July 22, 2003
Raymond H. Melcher, Jr.      and Chief Executive
                             Officer (Principal
                             Executive Officer),
                             Director

                             Director              July 22, 2003
James H. Burton

/s/ John T. Connelly         Director              July 22, 2003
John T. Connelly

/s/ Charles J. Hopkins       Director              July 22, 2003
Charles J. Hopkins

/s/ William J. Keller        Director              July 22, 2003
William J. Keller

                             Director              July 22, 2003
Andrew J. Kuzneski, Jr.

/s/ Frank C. Milewski        Director              July 22, 2003
Frank C. Milewski

/s/ Roland C. Moyer, Jr.     Director              July 22, 2003
Roland C. Moyer, Jr.

/s/ Harry J. O'Neill III     Director              July 22, 2003
Harry J. O'Neill III

                             Director              July 22, 2003
Karen A. Rightmire

/s/ Michael L. Shor          Director              July 22, 2003
Michael L. Shor

/s/ Alfred J. Weber          Director              July 22, 2003
Alfred J. Weber

                               12



/s/ Stephen A. Murray        Senior Vice           July 22, 2003
Stephen A. Murray            President and
                             Chief Financial
                             Officer (Principal
                             Financial and
                             Accounting Officer)

                               13



                            EXHIBIT INDEX

Number    Title

5.1       Opinion of Stevens & Lee, P.C.

23.2      Consent of Beard Miller Company, LLP.

99.1      Leesport Financial Corp. 1998 Independent Directors
          Stock Option Plan, as amended.

                               14